CERTIFICATE OF CORRECTION
               FILED TO CORRECT A CERTAIN INACCURACY OR DEFECT
       IN THE CERTIFICATE OF THE DESIGNATIONS, PREFERENCES AND RELATIVE,
      PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF THE $4.375, 10%
     CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES B, PAR VALUE $.01 PER
       SHARE, OF INTELECT COMMUNICATIONS, INC. AND THE QUALIFICATIONS,
                     LIMITATIONS OR RESTRICTIONS THEREOF,
          FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE
                             ON DECEMBER 17, 1997


      INTELECT COMMUNICATIONS, INC., a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

      FIRST: That the name of the corporation is Intelect Communications, Inc. (the "Corporation")

      SECOND: That a Certificate of the Designations, Preferences and Relative, Participating, Optional or Other Special Rights of the $4.375, 10% Cumulative Convertible Preferred Stock, Series B, par value $.01 per share, of Intelect Communications, Inc. and the Qualifications, Limitations or Restrictions thereof, of said Corporation was filed with the Secretary of State of Delaware on December 17, 1997 (the "Certificate") and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

      THIRD: The Certificate is an inaccurate record of the corporate action referred to therein, insofar as it relates to the conversion of the $4.375, 10% Cumulative Convertible Preferred Stock, Series B, par value $.01 per share, of the Corporation as set forth in Section 6.01 thereof.

      FOURTH: Section 6.01 of the Certificate is corrected in its entirety to read as follows:

            Holders of shares of Series B Preferred Stock will have the right, exercisable at any time after May 31, 1998, except in the case of shares of Series B Preferred Stock called for redemption as provided above, to convert 50% of the shares of Series B Preferred Stock into shares of
      Common Stock, and on or after June 30, 1998 any remaining shares of Series B Preferred Stock not previously converted into shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) at a conversion price per share (the "Conversion Price") equal to (i) $4.8125, or (ii) 0.85 multiplied by the average daily closing market bid price for the
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      Common Stock of the Company as quoted on the NASDAQ National Market System for the previous five consecutive trading days from the date of the notice of election of conversion (subject to adjustment as described below). The number of shares of Common Stock to be delivered by the Company pursuant to a conversion shall be determined by dividing the aggregate Stated Value (as hereinafter defined) of the Series B Preferred Stock converted by the Conversion Price. The "Stated Value" per share for the Series B Preferred Stock for purposes hereof shall be $4.375. In the case of shares of Series B Preferred Stock called for redemption, conversion rights will expire at the close of business on the tenth day preceding the redemption date. No payment or adjustment for accrued dividends on the Series B Preferred
      Stock is to be made on conversion. However, if a share of Series B Preferred Stock (other than a share of Series B Preferred Stock called for redemption within such period) is converted between the record date with respect to any dividend payment and the next succeeding dividend payment date, such share of Series B Preferred Stock must be accompanied by funds equal to the dividend payable on such dividend payment date on the Series
      B Preferred Stock so converted.


      IN WITNESS WHEREOF, said INTELECT COMMUNICATIONS, INC. has caused this certificate to be signed by Herman M. Frietsch, its Chairman and Chief Executive Officer and attested by Edwin J. Ducayet, its Assistant Secretary, this 20th day of July, 1998.


                                          INTELECT COMMUNICATIONS, INC.

                                          By:___________________________________
                                                Herman M. Frietsch, Chairman and
                                                Chief Executive Officer

ATTEST:


By:_______________________________________
     Edwin J. Ducayet, Assistant Secretary


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